Mortgage.com, Inc.
                            1643 N. Harrison Parkway
                                Sunrise, FL 33323
                                 (954) 838-5020

                                  June 23, 2000

Sugarplum Investments Limited
C/o Dr. Dr. Batliner & Partner
Aeulestrasse 74
FL-9490 Vaduz, Liechtenstein
Attn.:  Mr. Hans Gassner

         Re:  Amendment to Common Stock Purchase Agreement

Gentlemen:

          Reference is made to that certain Common Stock Purchase Agreement (the "Purchase Agreement"), dated March 27, 2000, between Mortgage.com, Inc. (the "Company") and Sugarplum Investments Limited (the "Purchaser"). Section 7.2(a) of the Purchase Agreement, as currently constituted, provides that the Purchaser may terminate the Purchase Agreement in the event that (i) the Company completes any financing prohibited by Section 4.11 or (ii) the officers and directors of the Company shall beneficially own less than 25% of the outstanding Common Stock of the Company. The Company and the Purchaser hereby agree to delete said provisions from the Purchase Agreement.

          In consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree to restate the following section of the Purchase Agreement as follows:

                    Section 7.2 Other Termination. (a) The Purchaser may terminate this Agreement upon one (1) Trading Day's notice if (i) an event resulting in a Material Adverse Effect has occurred, (ii) the Common Stock is de-listed from the Nasdaq SmallCap Market unless such de-listing is in connection with the listing of the Common Stock on the Nasdaq National Market, the New York or American Stock Exchanges,
          (iii) the Company files for protection from creditors under any applicable law, or (iv) the Registration Statement is not effective by August 31, 2000.

          Except as specifically amended by the terms of this letter, the Purchase Agreement shall remain unmodified and in full force and effect, and shall not be in any way changed, modified or superseded by the terms set forth herein. All terms used but not defined in this letter shall have the meanings set forth in the Purchase Agreement.


          If the foregoing correctly sets forth our understanding and agreement, please so indicate by signing where indicated below.

                                              MORTGAGE.COM, INC.



                                              By: /s/  Seth S. Werner
                                                  ----------------------------
                                                  Seth S. Werner, President and
                                                  Chief Executive Officer



ACCEPTED AND AGREED TO:


SUGARPLUM INVESTMENTS LIMITED


By: /s/  Hans Gassner
   -----------------------------------
   Hans Gassner, Authorized Signatory